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                                                                   EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

  We consent to the reference to our firm under the caption "Experts" and to the use of our report dated December 8, 1995 with respect to Cobblestone Golf Group, Inc., our report dated July 3, 1996 with respect to Lakeway Country Club, our combined report dated June 21, 1996 with respect to Stonebridge Country Club Inc, and The Ranch Country Club, Inc., our report dated July 19, 1996 with respect to Brandermill Country Club, L.P., our report dated July 19, 1996 with respect to Pecan Grove Plantation Country Club, Inc., our report dated July 19, 1996 with respect to Ocean Vista Land Company, and our report dated July 19, 1996 with respect to Saticoy Regional Golf Course, in the Registration Statement (Form S-4) of Cobblestone Golf Group, Inc. dated August 1, 1996.

                                          ERNST & YOUNG, LLP

San Diego, California
July 30, 1996